EXHIBIT 5

         May 31, 1996

         Tupperware Corporation
         P.O. Box 2353
         Orlando, Florida 32802

              RE:  Tupperware Corporation Registration
                   Statement on Form S-8 Relating to the Premark
                   International, Inc. 1996 Incentive Plan

         Dear Sirs:

         Tupperware Corporation, a Delaware corporation (the "Company"), proposes to file a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 (the "Act") in connection with a proposed sale to employees of the Company of up to 7,600,000 shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock") pursuant to the exercise of options which have been or may be granted to such persons under the Company's 1996 Incentive Plan (the "Plan").

         As counsel to the Company, I have examined such corporate proceedings and such other legal matters as I deemed relevant to the authorization and issuance of the shares of Common Stock covered by the Registration Statement. Based upon such examination, it is my opinion that the shares of Common Stock being sold by the Company are legally authorized and, upon the issuance and delivery thereof and the receipt by the Company of the purchase price therefor as provided in the Plan, will be legally issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, I do not concede that I am an expert within the meaning of the Act or the rules and regulations thereunder, or that this consent is required by Section 7 of the Act.

         Very truly yours,



         /s/   Thomas M. Roehlk